Exhibit 99(a)(1)

CERTIFICATE OF TRUST

OF

FS GLOBAL CREDIT OPPORTUNITIES FUND – A

This Certificate of Trust of FS Global Credit Opportunities Fund – A (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is FS Global Credit Opportunities Fund – A.

2. Registered Agent. The name and business address of the Registered Agent in the State of Delaware is: The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.

3. Registered Investment Company. The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ Michael C. Forman
Michael C. Forman, not in his individual capacity but solely as Trustee

/s/ David J. Adelman
David J. Adelman, not in his individual capacity but solely as Trustee